UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT SCHEDULE 14A INFORMATION

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Five Below, Inc.

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FOR IMMEDIATE RELEASE	Contact:	Christiane Pelz
	Phone:	(215) 207-2658
	Email:	christiane.pelz@fivebelow.com

Five Below Announces 2020 Annual Shareholder Meeting

Will Be Held Solely Through Remote Audio Access

PHILADELPHIA, PA, MAY 14, 2020 (GLOBE NEWSWIRE) — Five Below, Inc. (NASDAQ:FIVE), the trend-right, high-quality extreme-value retailer for tweens, teens and beyond, today announced that it will hold its Annual Shareholder Meeting as a virtual meeting as a result of continuing concerns surrounding COVID-19. The meeting will still be held on Tuesday June 16, 2020 at 9:00 am ET, as previously announced. Shareholders will not be able to attend the Annual Meeting physically.

Shareholders are entitled to participate in the virtual Annual Meeting, post questions, and vote their shares, if they were a shareholder of record as of the close of business on April 21, 2020, the record date, or hold a legal proxy for the meeting provided by the shareholder’s bank, broker, or nominee.

Attending the Annual Meeting

To attend and participate in the Annual Shareholder Meeting, shareholders must register in advance at http://viewproxy.com/fivebelow/2020 (the “Meeting Registration Website”) prior to the deadline of 11:59 pm ET on June 13, 2020. Upon completing registration, eligible participants will receive further instructions via email, including unique links that will allow such eligible participants to access the meeting.

Voting Shares

If you have already voted your shares by sending in a proxy, or voted via telephone or internet, you do not need to take any further action. If you have not already voted your shares in advance or otherwise wish to vote at the Annual Meeting, shareholders of record as of the record date will be able to vote electronically during the Annual Meeting by clicking the voting link provided during the Annual Meeting.

Shareholders who were beneficial holders of the Company’s common stock as of the record date (i.e. the shares were held in “street name” through an intermediary, such as a bank or broker) and wish to record their vote live at the meeting will also need to obtain a legal proxy, executed in their favor, from the holder of record. To enable live voting, beneficial owners must submit to Alliance Advisors proof of their legal proxy reflecting the number of shares of common stock held as of the record date of April 21, 2020 which should include the email from their broker delivered to them or an image of their legal proxy, along with the beneficial owner’s name and email address. This information should be submitted (1) by email to virtualmeeting@viewproxy.com, or (2) by uploading a copy via the meeting registration website. E-mail submissions of legal proxies should be labeled as “Legal Proxy” and legal proxies must be e-mailed or uploaded no later than 5:00 p.m., EDT, on June 13, 2020. Once the legal proxy has been verified, the beneficial owner will have the ability to vote during the Annual Meeting using the virtual control number provided to the beneficial owner in the email confirmation. Obtaining a legal proxy may take several days and beneficial holders are advised to register as far in advance as possible.

Questions and Answers

Questions at the Annual Meeting will be limited to those matters pertinent to the items being brought before the shareholders for a vote. During the meeting shareholders may submit any questions through the Questions pane on the meeting platform.

Technical Assistance

We encourage you to access the Annual Meeting prior to the start time. Online check-in will begin at 8:30 a.m. EDT, and you should allow ample time for the check-in procedures. Beginning 30 minutes prior to, and during, the Annual Meeting, we will have technicians ready to assist you with any technical difficulties you may have accessing or hearing the virtual meeting. Holders of record and beneficial owners should call Alliance Advisors at 1-866-612-8937 with any questions about attending the virtual Annual Meeting. If you encounter any difficulty accessing the virtual Annual Meeting, please email virtualmeeting@viewproxy.com for assistance.

The virtual Annual Meeting platform is fully supported across browsers (Internet Explorer, Firefox, Chrome and Safari) and devices (desktops, laptops, and tablets) running the most updated version of applicable software and plugins. Participants should ensure that they have a strong Internet connection wherever they intend to participate in the Annual Meeting. Participants should also give themselves plenty of time to log in and ensure that they are connected prior to the start of the Annual Meeting.

The proxy card included with the proxy materials previously distributed will not be updated to reflect the change in meeting format and may continue to be used to vote shares in connection with the virtual Annual Shareholder Meeting.

Your vote is important. Whether or not you plan to virtually attend the Annual Shareholder Meeting, please vote as soon as possible by one of the methods described in the proxy materials for the Annual Meeting to ensure that your shares are represented and voted at the Annual Meeting. The 2019 Annual Report and Proxy Statement are available at www.proxyvote.com.

About Five Below:

Five Below is a leading high-growth value retailer offering trend-right, high-quality products loved by tweens, teens and beyond. We know life is way better when you’re free to “let go & have fun” in an amazing experience filled with unlimited possibilities. With most items priced $1-$5, and some extreme value items priced up to just $10, we make it easy to say YES! to the newest, coolest stuff across 8 awesome Five Below worlds: Style, Room, Sports, Tech, Create, Party, Candy and Now. Founded in 2002 and headquartered in Philadelphia, Pennsylvania, Five Below today has over 900 stores in 36 states. For more information, please visit www.fivebelow.com!

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